UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 8, 2009

Unigene Laboratories, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-16005	22-2328609
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

81 Fulton Street, Boonton, New Jersey		07005
(Address of principal executive offices)		(Zip Code)

(973) 265-1100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.05	Costs Associated with Exit or Disposal Activities.

On December 8, 2009, Unigene Laboratories, Inc. (the “Company”) reduced its workforce by approximately one third through termination of positions. This action was part of the Company’s plan to better match resources with market demand and its strategic plan. The Company notified the 30 affected employees on December 8, 2009 and the termination of their employment was effective that day. The Company expects to record a charge of approximately $500,000 in the fourth quarter of 2009 in connection with the severance provided to employees directly affected by this reduction in staffing and expenses associated with restructuring consultants. All of these costs are expected to result in future cash expenditures. Although the Company believes that its estimates are appropriate and reasonable based on available information, actual results could differ from these estimates.

As a result of the workforce reduction described above and other cost-saving measures, and the anticipated decrease in related expenses, the Company expects its fiscal year 2010 annual operating expenditures to decrease by approximately $9-10 million.

On December 9, 2009, the Company issued a press release announcing its restructuring program. A copy of the press release issued by the Company is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document Description
99.1	Press Release dated December 9, 2009

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIGENE LABORATORIES, INC.

	By:	/S/ WARREN P. LEVY
Warren P. Levy, President

Date: December 11, 2009

Exhibit Index

Exhibit No.	Document Description
99.1	Press Release dated December 9, 2009